UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Soliciting Material Pursuant to §240.14a-12

ALERIS INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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News Release

For Immediate Release

ALERIS INTERNATIONAL, INC. ANNOUNCES

MANAGEMENT CHANGES

BEACHWOOD, OH –September 26, 2006 – Aleris International, Inc. (NYSE: ARS) announced today several management changes.

Scott McKinley has joined Aleris as Senior Vice President and Treasurer responsible for global treasury operations, global banking and credit rating agency relationships and Aleris’s corporate financial planning and analysis operation. Mr. McKinley replaces Sean Stack who now serves as Executive Vice President and President, Aleris - Europe. Previously, Mr. McKinley served as Vice President and Chief Financial Officer for Lubrizol Corporation’s Specialty Chemicals Segment (Noveon). Mr. McKinley also previously held the position of Director, Financial Planning and Analysis for BFGoodrich Performance Materials and spent the first 15 years of his career at the General Electric Company.

Michael Hobey has joined Aleris as Vice President, Corporate Development. He will be responsible for leading the Company’s corporate and business development initiatives in support of Aleris’s growth strategies. Previously, he served as a Vice President in the Global Industry Group of Citigroup’s Investment Banking Division. Prior to joining Citigroup, Mr. Hobey worked for the Boeing Company in St. Louis, Missouri.

Robert Pence has been promoted to Vice President, Global Tax. Mr. Pence joined Aleris in April, 2005 as Director, Global Tax. Prior to joining Aleris, Mr. Pence was a partner in KPMG’s tax practice.

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. The Company is also a recycler of zinc and a leading U.S. manufacturer of zinc metal and value-added zinc products that include zinc oxide and zinc dust. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates 50 production facilities in North America, Europe, South America and Asia, and employs approximately 8,600 employees. For more information about Aleris, please visit our Web site at www.aleris.com

Contact:	Michael D. Friday
Aleris International, Inc.
Phone # 216-910-3503

Important Additional Information Regarding the Merger will be Filed with the SEC

In connection with the proposed merger, Aleris International, Inc. (the “Company”) filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) on September 8, 2006. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company at the SEC’s web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from the Company by directing such request to Aleris International, Inc., Investor Relations, 25825 Science Park Drive, Beachwood, Ohio, 44072. Telephone: (216) 910-3634.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the Company’s participants in the solicitation, which may be different than those of the Company stockholders generally, is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the merger when it becomes available.